Exhibit 15.19

Report of Independent Auditors

To the Board of Directors of

Bidangil Pictures Co., Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Bidangil Pictures Co.,Ltd. (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025

BIDANGIL PICTURES CO., LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Assets
Cash and cash equivalents	14,17,19,22,24	₩	1,448,485	3,723,417
Short-term financial instruments	17,22		862,868	1,537,640
Accounts receivable — trade, net	7,13,17,22		633	2,647
Accounts receivable — other, net	13,17,22		2,766	42,665
- Related parties	25		-	42,664
- Non-related parties			2,766	1
Short-term loans — net	15,17,22		135,000	952,500
- Related parties	25		-	952,500
- Non-related parties			135,000	-
Other current assets	12		66,424	5,070,905
Other current financial assets	17,22		50,600	49,000
Contract assets	7,17,22		724,848	143,834
Total current assets			3,291,624	11,522,609
Property, plant and equipment including right-of-use assets	16,23		123,789	138,006
Other non-current financial assets	17,22		86,781	131,620
Other non-current non-financial assets	12		518,100	441,600
Total non-current assets			728,670	711,226
Total assets		₩	4,020,294	12,233,835
Liabilities
Trade and other payables	17,21,22	₩	911,596	1,060,087
Other current financial liabilities	17,20,22		-	200,200
Other current non-financial liabilities			7,415	40,010
Contract liabilities	7		-	6,182,960
Current Lease liabilities	20,22		77,927	95,509
Current tax liabilities			81,512	72,520
Total current liabilities			1,078,450	7,651,286
Non-current Lease liabilities	20,22		45,402	44,421
Total non-current liabilities			45,402	44,421
Total liabilities		₩	1,123,852	7,695,707

The accompanying notes are an integral part of these consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Equity
Share capital	18	₩	50,000	50,000
Share premium	18		50,000	50,000
Treasury shares	18		(2,000,000)	-
Retained earnings			4,796,442	4,438,128
Equity attributable to owners of the Parent Company			2,896,442	4,538,128
Total equity			2,896,442	4,538,128
Total liabilities and equity		₩	4,020,294	12,233,835

The accompanying notes are an integral part of these consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won)
Revenues
Media production revenue	6,7	₩	18,632,504	7,746,081
Cost of revenues	8		(17,446,927)	(7,069,610)
Gross profit			1,185,577	676,471
Selling, general and administrative expenses	8		(710,258)	(759,395)
Other income	8		2	36,004
Other expenses	8		(21,498)	(2,016)
Operating profit (loss)			453,823	(48,936)
Finance income	9,17		55,972	245,390
- Related parties	25		2,154	42,664
- Non-related parties			53,818	202,726
Finance costs	9,17		(147,749)	(11,504)
Profit before income tax			362,046	184,950
Income tax benefit (expenses)	11		(3,732)	1,523
Profit for the year		₩	358,314	186,473
Total comprehensive income for the year		₩	358,314	186,473
Profit attributable to:
Owners of the Parent Company		₩	358,314	186,473
Total comprehensive income attributable to:
Owners of the Parent Company		₩	358,314	186,473

The accompanying notes are an integral part of these consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2024 and 2023

	Note		Share capital	Share premium	Treasury shares	Retained earnings	Total
			(In thousands of Korean won)
Balance at January 1, 2023		₩	50,000	50,000	-	4,251,655	4,351,655
Total comprehensive income for the year
Profit for the year			-	-	-	186,473	186,473
Balance at December 31, 2023		₩	50,000	50,000	-	4,438,128	4,538,128
Balance at January 1, 2024		₩	50,000	50,000	-	4,438,128	4,538,128
Total comprehensive income for the year
Profit for the year			-	-	-	358,314	358,314
Transaction with owners, recognized directly in equity
Acquisition of treasury shares	18		-	-	(2,000,000)	-	(2,000,000)
Balance at December 31, 2024		₩	50,000	50,000	(2,000,000)	4,796,442	2,896,442

The accompanying notes are an integral part of these consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won)
Cash flows from operating activities	24
Profit for the year		₩	358,314	186,473
Adjustments to reconcile net income to net cash provided by operating activities			(1,825,268)	1,862,599
Interest received			71,241	58,849
Interest paid			(10,616)	(11,504)
Income taxes refund(paid)			5,260	(8,128)
Net cash inflow(outflow) from operating activities		₩	(1,401,069)	2,088,289
Cash flows from investing activities
Disposal of short-term financial instruments		₩	2,551,823	8,300,231
Purchase of short-term financial instruments			(2,001,527)	(6,933,733)
Payments for short-term loans			(135,000)	(25,380)
Payments for other current financial assets			-	(49,000)
Proceeds from other current financial assets			49,000	-
Proceeds from other non-current financial assets			-	850
Collection of short-term loans			952,500	-
- Related parties			952,500	-
- Non-related parties			-	-
Net cash inflow in investing activities		₩	1,416,796	1,292,968
Cash flows from financing activities	24
Acquisition of treasury shares			(2,000,000)	-
Repayment of investment withholdings			(200,200)	(600,600)
Repayment of lease liabilities			(90,459)	(84,532)
Net cash outflow in financing activities		₩	(2,290,659)	(685,132)
Net increase (decrease) in cash and cash equivalents			(2,274,932)	2,696,125
Cash and cash equivalents at beginning of the year	14		3,723,417	1,027,292
Cash and cash equivalents at end of the year	14	₩	1,448,485	3,723,417

The accompanying notes are an integral part of these consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

1. Reporting entity

The Parent Company

Bidangil Pictures Co., Ltd. (“the Parent Company”) was incorporated in February 2005 and the Parent Company’s registered office is at 220, Yeoksam-ro, Gangnam-gu, Seoul, Korea. These consolidated financial statements comprise the Parent Company and its subsidiary (together referred to as the “Group”). The Group generates revenue primarily through providing the media production services. The Parent Company is primarily providing the media production service that consists of planning, producing, and selling the theatrical films and television programs. Trigger Limited Company Specializing in The Cultural Industry (the “Subsidiary”) is engaged in the business of planning, development and production of the film Trigger.

The Parent Company’s major shareholders and their respective percentage of ownership as of December 31, 2024 and 2023 are as follows:

	December 31, 2024		December 31, 2023
	Number of shares	Ownership (%)	Number of shares	Ownership (%)
Yoon, In Bum	4,750	47.50%	5,000	50%
Kim, Soo Jin	4,750	47.50%	5,000	50%
Treasury shares	500	5.00%	-	-
Total	10,000	100%	10,000	100%

Consolidated Subsidiary

Details of the consolidated subsidiary as of December 31, 2024 and December 31, 2023 are as follows:

		Percentage of ownership (%)
Subsidiary	Location	December 31, 2024	December 31, 2023	Fiscal year end	Main business
Trigger Limited Company Specializing in The Cultural Industry	Korea	100	100	December	Planning, development and production of the film Trigger

The Parent Company established a special purpose company to plan, develop and manage the production of the new project ‘Trigger’ as of April 5, 2023. The initial capital amounted to Korean won 10,000 thousand, but no capital has been contributed as of December 31, 2024.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

2. Basis of Accounting

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”). These consolidated financial statements were authorized for issuance by the Board of Directors on May 14, 2025.

Details of the Group’s accounting policies are included in Note 5.

Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following items, which are measured on an alternative basis on each reporting date.

Items	Measurement bases
Financial instruments measured at fair value through profit or loss (“FVTPL”)	Fair value

3. Functional and presentation currency

These consolidated financial statements are presented in Korean Won, which the Group’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

4. Use of judgements and estimates

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

A.	Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following note:

Note 7(B): revenue recognition: whether revenue from providing service is recognized over time or at a point in time; and

Note 23(A): lease term: whether the Group is reasonably certain to exercise extension options.

B.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

●	Note 11(A): uncertain tax treatments;

i.	Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for financial assets.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

When measuring the fair value of a financial instruments measured at FVTPL, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

●	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following note:

●	Note 22(B): financial instruments.

5. Material accounting policies

The material accounting policies followed by the Group in preparation of its consolidated financial statements are as follows:

A.	New and amended standards or interpretations adopted by the Group

The Group has applied the following standards and amendments for the first time for their annual reporting period commencing January 1, 2024.

IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-current, Non-current Liabilities with Covenants

The amendments to IAS 1 clarify that liabilities are classified as either current or non-current, depending on the substantive rights that exist at the end of the reporting period. Classification is unaffected by the likelihood that an entity will exercise right to defer settlement of the liability or the expectations of management. Also, the settlement of liability includes the transfer of the entity’s own equity instruments, however, it would be excluded if an option to settle them by the entity’s own equity instruments if compound financial instruments is met the definition of equity instruments and recognized separately from the liability. Covenants that the entity must comply with after the end of the reporting period do not affect the classification of a liability at the end of the reporting period. However, if a liability is classified as non-current as of the end of the reporting period despite covenants that must be complied with within 12 months after that date, the entity shall disclose information about the risk that the liability could become repayable within 12 months after the reporting period. The amendments do not have a significant impact on the consolidated financial statements.

IAS 7 Statement of Cash Flows - IFRS 7 Financial Instruments: Disclosures – Supplier finance arrangements

The amendments to IAS 7 require entity to disclose information about its supplier finance arrangements that enables users of financial statements to assess the effects of those arrangements on the entity’s liabilities and cash flows and on the entity’s exposure to liquidity risk when applying supplier finance arrangements. The amendments do not have a significant impact on the consolidated financial statements.

IFRS 16 – Lease Liability in a Sale and Leaseback

The amendments to IFRS 16 require a seller-lessee shall determine lease payments or revised lease payments in a way that the seller-lessee would not recognize any amount of the gain or loss that relates to the right of use retained by the seller-lessee when subsequently measuring lease liabilities arising from a sale and leaseback. The amendments do not have a significant impact on the consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	New and amended standards or interpretations not yet adopted by the Group

The following new accounting standards and interpretation that have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Group.

IAS 21 The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require exchangeability of two currencies should be assessed in order to clarify reporting of foreign currency transactions in the absence of normal-functioning foreign exchange market. The amendments also require applicable spot exchange rate should be determined when the assessment indicates two currencies lack exchangeability. The amendments are effective for annual reporting periods beginning on or after January 1, 2025, with early application permitted. The Group does not expect that these amendments have a significant impact on the consolidated financial statements.

IFRS 9 Financial Instruments - IFRS 7 Financial Instruments: Disclosures – Classification and Measurement of Financial Instruments

The amendments clarify that a financial liability is derecognised on the ‘settlement date’ and introduce an accounting policy choice to derecognise financial liabilities settled using an electronic payment system before the settlement date. Other clarifications include the classification of financial assets with ESG linked features via additional guidance on the assessment of contingent features. Clarifications have been made to non-recourse loans and contractually linked instruments. Additional disclosures are introduced for financial instruments with contingent features and equity instruments classified at fair value through OCI. The amendments should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted, with an option to early adopt the amendments for contingent features only. The Group does not expect that these amendments have a significant impact on the consolidated financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11

The amendments are annual improvements to the following standards:

-	IFRS 1 First-time adoption of International Financial Reporting Standards;

-	IFRS 7 Financial instruments: Disclosures;

-	IFRS 9 Financial instruments;

-	IFRS 10 Consolidated financial instruments; and

-	IAS 7 Statement of cash flows

The new standard should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted. The Group is in review for the impact of this new standard on the consolidated financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

Items in the statement of profit or loss will need to be classified into one of five categories: operating, investing, financing, income taxes and discontinued operations. IFRS 18 requires the Group to present specified totals and subtotals: ‘Operating profit or loss’, ‘Profit or loss’ and ‘Profit or loss before financing and income taxes’. Information related to management-defined performance measures should be disclosed. IFRS 18 also provides enhanced guidance on the principles of aggregation and disaggregation which focus on grouping items based on their shared characteristics. The new standard should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Group is in review for the impact of this new standard on the consolidated financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 allows eligible subsidiaries to apply IFRS Accounting Standards with the reduced disclosure requirements of IFRS 19. A subsidiary may choose to apply the new standard in its consolidated, separate or individual financial statements provided that, at the reporting date, it does not have public accountability, and its parent produces consolidated financial statements under IFRS Accounting Standards. A subsidiary applying IFRS 19 is required to disclose in its explicit and unreserved statements of compliance with IFRS Accounting Standards that IFRS 19 has been adopted. The amendments should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Group does not expect that these amendments have a significant impact on the consolidated financial statements.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Basis of consolidation

i.	Subsidiary

Subsidiary is an entity controlled by the Group. The Group ‘controls’ an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

ii.	Non-controlling interests

Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iii.	Loss of control

When the Group loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related non-controlling interests and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

iv.	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra- group transactions, are eliminated. Unrealized gains arising from transactions with equity- accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

D.	Foreign currency

Transactions in foreign currencies are translated into the respective functional currencies of Group at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non- monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance costs. Translation differences on Non-monetary assets and liabilities carried at fair value are reported as part of the fair value gain or loss.

However, foreign currency differences arising from the translation of the following items are recognized in OCI:

●	an investment in equity securities designated as at FVOCI (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss);

●	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

●	qualifying cash flow hedges to the extent that the hedges are effective.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

E.	Revenue from contracts with customers

The Group generates revenue primarily through providing the media production service.

The Group determines revenue recognition by:

●	identifying the contract, or contracts, with a customer;

●	identifying the performance obligations in each contract;

●	determining the transaction price;

●	allocating the transaction price to the performance obligations in each contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

Media production revenue

The Group operates the media production business that consists of planning, producing, and selling the theatrical films and television programs. The Group identifies the license which is provided along with media product as combined output and recognizes revenue over time by measuring its progress based on cost incurred towards complete satisfaction of the performance obligation in accordance with Paragraph 35 (2) and (3) of IFRS 15 Revenue from contracts with customers. The percentage-of-completion for each contract is calculated by dividing the cumulative cost incurred in relation to service performed by the Group by estimated total contract costs.

The Group recognizes unbilled receivables from media production service as contract assets and recognizes receipts in advance for prepaid media production services as contract liabilities. The Group capitalizes the cost associated with the production, including development costs, direct costs, and production overhead per title as prepayments and prepaid expenses. The Group amortizes the capitalized asset in ‘Cost of revenues’ on the consolidated statements of comprehensive income based on the percentage-of-completion for each contract.

F.	Operating segments

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. The chief operating decision-maker has been identified as the chief executive officer. The Group’s operating segment has been determined to be a single business unit, for which the Group generates identifiable financial information that is regularly reported to the chief executive officer for the purpose of resource allocation and assessment of segment performance. The Group has a reportable segment as described in Note 6. Segment results that are reported to the chief operating decision maker include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

G.	Employee benefits

i.	Short- term employee benefits

Short-term employee benefits are employee benefits due to be settled within 12 months after the end of the period in which the employees render related services. When an employee has rendered a service to the Group during an accounting period, the Group recognizes the undiscounted amount of short-term employee benefits expected to be paid in exchange for that service

ii.	Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

H.	Finance income and finance costs

The Group’s finance income and finance costs include:

●	interest income;

●	interest expense;

●	dividend income;

●	the net gain or loss on financial assets at FVTPL;

●	the foreign currency gain or loss on financial assets and financial liabilities;

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

●	the gross carrying amount of the financial asset; or

●	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

I.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

i.	Current income tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

-	Has a legally enforceable right to set off the recognized amounts; and

-	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

ii.	Deferred income tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

●	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

●	temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

●	taxable temporary differences arising on the initial recognition of goodwill.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Group has not rebutted this presumption.

Deferred tax assets and liabilities are offset only if certain criteria are met.

-	Has a legally enforceable right to set off the recognized amounts; and

-	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

J.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, deposits held at banks, and investment securities with maturities of three months or less from the acquisition date that are easily convertible to cash and subject to an insignificant risk of changes in their fair value.

K.	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

ii.	Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group. The carrying amount of the replaced parts are derecognized and the repairs and maintenance expenses are recognized in profit or loss in the period they are incurred.

iii.	Depreciation

Depreciation is calculated using the straight-line method to allocate the cost or revalued amounts of the assets, net of their residual values, over their estimated useful lives as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Right-of-use assets	5~7 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

L.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at:

●	amortized cost; or

●	FVTPL

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets - Business model assessment

The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

●	how the performance of the portfolio is evaluated and reported to the Group’s management;

●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

●	how managers of the business are compensated - e. g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

●	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets - Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Group considers:

●	contingent events that would change the amount or timing of cash flows;

●	terms that may adjust the contractual coupon rate, including variable-rate features;

●	prepayment and extension features; and

●	terms that limit the Group’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets - Subsequent measurement and gains and losses

Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities - Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

iii.	Derecognition

Financial assets

The Group derecognizes a financial asset when:

●	the contractual rights to the cash flows from the financial asset expire; or

●	it transfers the rights to receive the contractual cash flows in a transaction in which either:

-	substantially all of the risks and rewards of ownership of the financial asset are transferred; or

-	the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Group first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Group applied the policies on accounting for modifications to the additional changes.

M.	Impairment

i.	Non- derivative financial assets

Financial instruments and contract assets

The Group recognizes loss allowances for ECLs on:

●	financial assets measured at amortized cost; and

●	contract assets.

The Group also recognizes loss allowances for ECLs on lease receivables, which are disclosed as part of trade and other receivables.

The Group measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

●	debt securities that are determined to have low credit risk at the reporting date; and

●	other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

Loss allowances for trade receivables (including lease receivables) and contract assets are always measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment, that includes forward-looking information.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 12 months past due.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The Group considers a financial asset to be in default when:

●	the debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held).

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

●	significant financial difficulty of the debtor;

●	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

●	it is probable that the debtor will enter bankruptcy or other financial reorganization; or

●	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off when the Group has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers, the Group has a policy of writing off the gross carrying amount when the financial asset is 180 days past due based on historical experience of recoveries of similar assets. For corporate customers, the Group individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Group expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

ii.	Non- financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than biological assets, investment property, developing contents, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

N.	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

i.	As a lessee

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

At the date of transition to IFRSs, The Group applies the following approach to all of its leases.

The Group measures that lease liability at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

The Group measures right-of-use asset at its carrying amount as if IFRS 16 had been applied since the commencement date of the lease, but discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

The Group uses hindsight in applying IFRS 16 such as the determination of lease term for contracts that contain options to extend or terminate a lease.

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets (leases for which the underlying asset is valued at USD 5,000 or less) and short-term leases (leases that have a lease term of 12 months or less at the commencement date), including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

O.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk.

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Group uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price - i. e. the fair value of the consideration given or received. If the Group determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

P.	Concentration of Credit Risk

The Group performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Group maintains reserves for potential credit losses, which are periodically reviewed.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

6. Operating segments

A.	Basis for segmentation

The Group’s operating segments have been identified to be a single business unit, by which the Group provides media production services.

The following summary describes the operations of each reportable segment.

Reportable segment	Operations
Media Production	Planning, producing, and selling the media content such as theatrical films and television programs

The Group’s chief executive officer reviews the internal management reports at least quarterly.

B.	Geographic information

Media production is managed and operated in Seoul, South Korea. The geographic information analyses the Group’s revenue by the customer’s country of domicile. In presenting the geographic information, segment revenue and non-current assets have been based on the geographic location of customers.

Summary of the Group’s operation by region based on the location of customers for the years ended December 31, 2024 and 2023 is as follows:

		2024	2023
		(In thousands of Korean won)
Korea	₩	115,571	188,823
USA		18,516,933	7,557,258
Total	₩	18,632,504	7,746,081

Summary of the Group’s non-current assets based on the location as of December 31, 2024 and 2023 is as follows:

		2024	2023
		(In thousands of Korean won)
Korea	₩	728,670	711,226

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Major customer

Revenues from major customers that amount to 10% or more of the Group’s revenue for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Customer A (Media production segment)
Revenue	₩	18,516,933	7,557,258
%		99.4%	97.6%

7. Revenue

A.	Revenue streams

The Group generates revenue primarily through providing the services for production of feature films for initial exhibition in theaters and streaming services.

Revenue from contracts with customers as of December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Revenue from contracts with customers	₩	18,632,504	7,746,081

B.	Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by major products and service lines and timing of revenue recognition. The table also includes a reconciliation of the disaggregated revenue with the Group’s reportable segments (see Note 6).

Revenue from contracts with customers based on the service contract type and the timing of satisfaction of performance obligations for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Major products/service lines
Media production	₩	18,632,504	7,746,081
Timing of revenue recognition
At a point in time	₩	102,939	171,691
Over time		18,529,565	7,574,390
Total	₩	18,632,504	7,746,081

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Contract balance

The balance of contract assets from contracts with customers as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Accounts receivable — trade, net	₩	633	2,647
Contract asset (Unbilled receivables)		724,848	143,834
Contract liabilities (Deferred revenue)		-	6,182,960

The contract liabilities primarily relate to the advance consideration received from customers for media production service, for which revenue is recognized over time. This will be recognized as revenue when the Group satisfies the performance obligations.

The amount of revenue recognized that was included in the contract liability balance at the beginning of the year is 6,182,960 thousand Korean won.

As of December 31, 2024, the Group had two ongoing projects. The aggregate transaction prices allocated to the remaining performance obligations under these contracts amounted to KRW 742,534 thousand and KRW 183,809 thousand, respectively, all of which are expected to be recognized as revenue during the year ending December 31, 2025.

D.	Asset recognized from costs to fulfil a Contract

The Group recognized the expenses related to the screenplay for the film and drama production as assets, which are presented under “Other assets” in the statement of financial position.

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Asset recognized from costs to fulfil a contract (*)	₩	19,170	4,128,054

(*)	This is presented within ‘other assets’ in the statements of financial position.

The costs relate directly to the contract, generate resources that will be used in satisfying the contract and are expected to be recovered. They were therefore recognized as an asset from costs to fulfil a contract. The asset is amortized as expense on a basis that is consistent with the transfer to the customer of the services to which the asset related over the term of the specific film production contract.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

8. Income and Expenses

A.	Other income

Details of other income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Reversal for impairment of prepayments (*)	₩	-	20,000
Miscellaneous income		2	103
Debt forgiveness gain		-	15,901
Total	₩	2	36,004

(*)	Recouping prepaid directing fees that were previously acknowledged as a prepayment impairment in the past.

B.	Other expenses

Details of other expenses for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Miscellaneous expenses	₩	498	2,016
Impairment of prepayments (*)		21,000	-
Total	₩	21,498	2,016

(*)	Loss on impairment of prepaid movie development fee for the project that has been prolonged without progress.

C.	Expenses by nature

Details of classification of expenses by nature for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Subcontracted production and operating services	₩	959,872	690,459
Employee benefits		548,451	557,970
Depreciation and amortization		94,285	84,999
Actor’s appearance fee		4,435,410	1,673,030
Staff and equipment, etc		9,087,898	3,290,008
Transportation		477,886	147,706
Rent		1,624,749	816,587
Supplies		840,519	485,067
Other		88,115	83,179
Total	₩	18,157,185	7,829,005

Total expenses consist of cost of sales and selling, general and administrative expenses.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

9. Finance income and costs

Details of finance income and costs for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean Won)
Finance income
Interest income	₩	43,315	69,940
Gains on disposal of short-term financial instruments		12,657	137,811
Gains on valuation of short-term financial instruments		-	37,639
Total	₩	55,972	245,390
Finance costs
Interest expenses	₩	10,617	11,504
Losses on valuation of short-term financial instruments		137,132	-
Total	₩	147,749	11,504

10. Employee benefits

The expenses recognized in relation to defined contribution plan for the years ended December 31, 2024 and 2023 are Korean Won 75,450 thousand and Korean Won 79,537 thousand.

A.	Employee benefit expenses

i.	Details of employee benefit expenses recognized for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Wages and salaries	₩	434,027	437,543
Expenses related to post-employment plans		75,450	79,537
Fringe benefit		38,974	40,890
Total	₩	548,451	557,970

ii.	Expenses are recognized in the consolidated statements of comprehensive income (loss) as follows:

		2024	2023
		(In thousands of Korean won)
Selling, general and administrative expenses	₩	548,451	557,970

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

11. Income taxes

A.	Amounts recognized in profit or loss

		2024	2023
		(In thousands of Korean won)
Current tax expense
Current year	₩	-	-
Adjustments recognized related to prior period incomes (*)		3,732	(1,523)
Tax expense (benefit) on continuing operations	₩	3,732	(1,523)

(*)	In the normal course of business, the Group is examined by taxation authority. The Group’s management regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its liabilities for income taxes.

The Group establish additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, are included in income taxes in the consolidated statements of operations.

B.	Reconciliation of effective tax rate

		2024	2023
		(In thousands of Korean won)
Profit before income tax	₩	362,046	184,950
Tax at the statutory income tax rate		35,843	18,310
Adjustments:
Expenses not deductible for tax purposes		1,119	1,658
Changes in unrecognized deferred tax assets		(36,703)	(15,085)
Adjustments recognized related to prior period incomes		3,732	(1,523)
Differences in tax rate		(259)	(4,883)
Income tax expenses (benefit)	₩	3,732	(1,523)
Effective income tax rate (*)		1.03%	-

(*)	The effective tax rate is not calculated as the Group incurred a income tax benefit for the year ended December 31, 2023.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Movement in deferred tax balances

i.	Movement in deferred tax balances as of December 31, 2024

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Contract assets	₩	367,244	(488,801)	(121,557)
Prepayments		(1,311)	(16,438)	(17,749)
Lease liabilities		2,086	(806)	1,280
Others		(363,533)	465,687	102,154
Total	₩	4,486	(40,358)	(35,872)
Loss carried forward	₩	29,972	3,395	33,367
Carryover tax credit		2,155,094	(1,870,543)	284,551
Unrecognized deferred tax income asset (*)		(2,189,552)	1,907,506	(282,046)
Deferred tax assets (liabilities)	₩	-	-	-

(*)	As of December 31, 2024, the Group did not recognize deferred income tax assets for the carryover tax credit exceeding taxable temporary difference as it is not probable such carryover tax credit can be utilized in the foreseeable future.

ii.	Movement in deferred tax balances as of December 31, 2023

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Contract assets	₩	(584,353)	951,597	367,244
Prepayments		539,340	(540,651)	(1,311)
Lease liabilities		3,137	(1,051)	2,086
Others		10,703	(374,236)	(363,533)
Total	₩	(31,173)	35,659	4,486
Loss carried forward	₩	85,649	(55,677)	29,972
Carryover tax credit		2,119,665	35,429	2,155,094
Unrecognized deferred tax income assets (*)		(2,174,141)	(15,411)	(2,189,552)
Deferred tax assets (liabilities)	₩	-	-	-

(*)	As of December 31, 2023, the Group did not recognize deferred income tax asset for the temporary difference as it is not probable such loss carried forward and carryover tax credit can be utilized in the foreseeable future.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

D.	Deferred assets (liabilities)

i.	Details of unrecognized deferred income tax assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Unrecognized temporary difference	₩	-	4,486
Loss carried forward		-	29,972
Carryover tax credit		282,046	2,155,094
Total	₩	282,046	2,189,552

ii.	The maturity of unused carryover tax credit that are not recognized as deferred income tax assets as of December 31, 2024 is as follows:

Year of expiration		Unused carryover tax credit
		(In thousands of Korean won)
2029	₩	282,046
Total	₩	282,046

iii.	The timing of recovery of deferred tax assets and liabilities as of December 31, 2024 and 2023 is as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deferred tax assets
- Deferred tax assets to be recovered after more than 12 months	₩	387,211	2,275,843
- Deferred tax assets to be recovered within 12 months		214,840	949,054
Sub-total		602,051	3,224,897
Deferred tax liabilities
- Deferred tax liabilities to be recovered after more than 12 months		(108,591)	(132,409)
- Deferred tax liabilities to be recovered within 12 months		(211,414)	(902,936)
Sub-total		(320,005)	(1,035,345)
Unrecognized deferred tax assets		(282,046)	(2,189,552)
Deferred tax assets (liabilities), net	₩	-	-

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

12. Other assets

Details of other assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Prepaid expenses	₩	21,195	4,129,482
Value added tax receivables		45,229	941,424
Non-current
Non-current prepayments		518,100	441,600
Total	₩	584,524	5,512,505

13. Trade and other receivables

Details of trade and other receivables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Trade receivable
Accounts receivable — Trade	₩	633	2,647
Other receivables
Accrued income		2,766	42,664
Non-trade receivables		-	1
Accounts receivable — other, net		2,766	42,665
Total	₩	3,399	45,312

14. Cash and cash equivalents

Cash and cash equivalents as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deposits in banks	₩	1,448,485	3,723,417

The Group doesn’t have any restricted cash and cash equivalents as of December 31, 2024 and 2023.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

15. Loans receivable

The terms and conditions of outstanding loans as of December 31, 2024 and 2023 are as follows:

			December 31, 2024		December 31, 2023
			(In thousands of Korean won)
	Currency	Nominal interest rate	Face value	Carrying amount	Face value	Carrying amount
Key management personnel	KRW	4.60%	-	-	927,120	927,120
Key management personnel	KRW	4.60%	-	-	25,380	25,380
K Enter Holdings Inc.	KRW	3.00%	135,000	135,000	-	-
Total loans receivable			135,000	135,000	952,500	952,500

16. Property, plant and equipment

A.	Reconciliation of carrying amount

Details of property, plant and equipment as of December 31, 2024 and 2023 are as follows:

		December 31, 2024
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Office equipment	₩	6,067	(6,063)	4
Furniture and fixtures		2,500	(2,499)	1
Right-of-use assets		678,021	(554,237)	123,784
Total	₩	686,588	(562,799)	123,789

		December 31, 2023
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Office equipment	₩	6,067	(6,063)	4
Furniture and fixtures		2,500	(2,499)	1
Right-of-use assets		597,953	(459,952)	138,001
Total	₩	606,520	(468,514)	138,006

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Details of the changes in property and equipment for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Office equipment	Furniture and fixture	Right-of-Use assets	Total

Beginning balance	₩	4	1	138,001	138,006
Depreciation		-	-	(94,285)	(94,285)
Lease modification		-	-	80,068	80,068
Ending balance	₩	4	1	123,784	123,789

		2023
		Office equipment	Furniture and fixture	Right-of-Use assets	Total
		(In thousands of Korean won)
Beginning balance	₩	4	1	145,725	145,730
Depreciation		-	-	(84,999)	(84,999)
Lease modification		-	-	77,275	77,275
Ending balance	₩	4	1	138,001	138,006

The classification of depreciation expenses in the consolidated statements of comprehensive income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Cost of revenues	₩	27,000	18,400
Selling, general and administrative expenses		67,285	66,599
Total	₩	94,285	84,999

B.	Leased property, plant and equipment

The Group leased the building and vehicles during the years ended December 31, 2024 and 2023. The amount of right-of-use assets recognized by category is as follows.

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Buildings	₩	122,758	111,555
Vehicles		1,026	26,446
Total	₩	123,784	138,001

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

17. Financial instruments by category

The carrying amounts of financial instruments by category as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial assets at amortized cost
Cash and cash equivalents	₩	1,448,485	3,723,417
Accounts receivable — trade, net		633	2,647
Accounts receivable — other, net		2,766	42,665
Contract assets		724,848	143,834
Short-term loans, net		135,000	952,500
Other current financial assets		50,600	49,000
Other non-current financial assets		86,781	131,620
Financial assets at fair value through profit or loss
Short-term financial instruments		862,868	1,537,640
Total	₩	3,311,981	6,583,323

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial liabilities at amortized cost
Trade and other payables (*)	₩	835,225	894,333
Other current financial liabilities		-	200,200
Total	₩	835,225	1,094,533

(*)	Trade and other payables that are not financial liabilities are excluded.

A.	Classification of investment assets

The classification of investment assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current investments
Other securities – at FVTPL	₩	862,868	1,537,640

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Net gains and losses by category of financial instruments

The net gains and losses by category of financial instruments for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
		(In thousands of Korean won)
Interest income	₩	21,192	22,123	43,315
Gain on disposal of short-term financial instruments		-	12,657	12,657
Loss on valuation of short-term financial instruments		-	(137,132)	(137,132)
Total	₩	21,192	(102,352)	(81,160)

		2023
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
		(In thousands of Korean won)
Interest income	₩	66,322	3,618	69,940
Gain on disposal of short-term financial instruments		-	137,811	137,811
Gain on valuation of short-term financial instruments		-	37,639	37,639
Total	₩	66,322	179,068	245,390

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

18. Capital and reserves

A.	Share capital

Details of share capital as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In Korean won and number of shares)
Number of authorized shares		40,000	40,000
Value per share	₩	5,000	5,000
Number of shares issued		10,000	10,000
Common shares	₩	50,000,000	50,000,000

i.	Ordinary shares

Holders of these shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Group.

B.	Share Premium

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Share premium	₩	50,000	50,000

C.	Treasury shares

On January 31, 2024, the Group acquired a 5% interest of the Parent Company’s issued shares for Korean Won 2,000,000 thousand.

Details of treasury shares as of December 31, 2024 and 2023 are as follows:

		December 31, 2024		December 31, 2023
		Number of shares	Carrying amount	Number of shares	Carrying amount
		(In thousands of Korean won and number of shares)
Beginning balance	₩	-	-	-	-
Acquisition		500	2,000,000	-	-
Ending balance	₩	500	2,000,000	-	-

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

19. Capital management

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Group monitors capital using a ratio of ‘net debt’ to ‘adjusted equity’. Net debt is calculated as total liabilities (as shown in the statement of financial position) less cash and cash equivalents. The Group’s net debt to adjusted equity ratio as of December 31, 2024 and 2023 is as follows.

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Total liabilities	₩	1,123,852	7,695,707
Less: Cash and cash equivalents		(1,448,485)	(3,723,417)
Net debt		(324,633)	3,972,290
Total equity	₩	2,896,442	4,538,128
Net debt to total equity ratio (*)		-	87.5%

(*)	The net debt to total equity ratio is not calculated as the Company’s net debt is negative.

20. Borrowings/payable

Borrowings as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current Liabilities
Lease liabilities (*1)		77,927	95,509
Investment withholdings (*2)		-	200,200
Total	₩	77,927	295,709
Non-Current liabilities
Lease liabilities (*1)		45,402	44,421

(*1)	The interest rate related to lease liabilities reflects the incremental borrowing rate based on the Group’s credit. The amount of interest expense related to lease liabilities incurred during the year ended December 31, 2024 is Korean Won 10,617 thousand (2023: Korean Won 11,504 thousand). Additionally, the amount of short-term lease payments and low-value assets lease payments not included in the measurement of lease liabilities during 2024 is Korean Won 6,280 thousand (2023: Korean Won 31,629 thousand).
(*2)	The amount corresponds to a payment made in accordance with the share subscription agreement with G&G Production, dated October 17, 2022. Notably, no shares were issued as a consequence of this subscription payment. On December 20, 2023, an additional agreement was established, outlining the complete refund of the subscription payment by June 30, 2024. A refund was fully processed and remitted to G&G Production as of December 31, 2024.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

21. Trade and other payables

Trade and other payables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Other payable	₩	576	381,377
Accrued expenses		911,020	678,710
Total	₩	911,596	1,060,087

22. Financial Instruments – Fair values and risk management

A.	Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

The carrying amounts of financial instruments by category as of December 31, 2024 are as follows:

		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Short-term financial instruments	₩	862,868	-	862,868	-	862,868

Carrying amounts of financial instruments by category as December 31, 2023 are as follows:

		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Short-term financial instruments	₩	1,537,640	-	1,537,640	-	1,537,640

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Measurement of fair values

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

●	Level 1: quoted prices (unadjusted) in active markets for identical asset or liability;

●	Level 2: all inputs other than quoted prices included in Level 1 that are observable (either directly that is, prices, or indirectly that is, derived from prices) for the asset or liability;

●	Level 3: unobservable inputs for the asset or liability.

The fair value of financial instruments traded in an active market is determined based on the quoted market price as of the end of the reporting period. If the quoted prices are readily and regularly available through exchanges, sellers, brokers, industry groups, rating agencies or regulators and such prices represent actual market transactions that occur regularly between independent parties, they are considered active markets.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques use as much market observable information as possible and use the least amount of Company-specific information. At this time, if all the significant input variables required to measure the fair value are observable, the financial instruments are classified as Level 2.

If more than one significant input variable is not based on observable market information, the item is included in Level 3.

The valuation techniques used to measure the fair value of a financial instrument include:

●	Market price or dealer price of a similar financial instrument

●	The fair value of derivative instruments is determined by discounting the amount to present value using the leading exchange rate as of the end of the reporting period

C.	Financial risk management

The Group’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which the Group’s risk management program focuses on minimizing any adverse effects on its financial performance. The Group operates financial risk management policies and programs that closely monitor and respond to each risk factor.

i.	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterpart to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers. In order to manage credit risk, the Group regularly evaluate the credit worthiness of each customer or counterparty considering the party’s financial information, past experience, its own trading records and other factors. In relation to the impairment of financial assets subsequent to initial recognition, the Group recognizes the changes in expected credit loss(“ECL”) in profit or loss at each reporting date. The carrying amount of a financial asset represents the maximum exposure to credit risk.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The maximum exposure to credit risk of the Group as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Cash and cash equivalents	₩	1,448,485	3,723,417
Accounts receivable, net		3,399	45,312
Short-term loans, net		135,000	952,500
Other current financial assets		50,600	49,000
Contract assets		724,848	143,834
Other non-current financial assets		86,781	131,620
Total	₩	2,449,113	5,045,683

Cash and cash equivalents are deposited in financial institutions with strong credit rating. The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Group has established a credit policy under which each new customer is analyzed individually before the Group’s standard payment and delivery terms and conditions are offered. The Group’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references.

The Group monitors customer credit risk, customers are grouped according to their credit characteristics, including whether they are an individual or a legal entity, their geographic location, industry, trading history with the Group and existence of previous financial difficulties. The Group does not require collateral in respect of trade and other receivables. Expected credit losses (ECLs) and credit risk exposures for accounts and other receivables as of December 31, 2024 and 2023 are as follows:

① Accounts receivables— trade, net

As of December 31, 2024	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	633	-
More than 90 days ~ Less than 1year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	633	-

As of December 31, 2023	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	2,647	-
More than 90 days ~ Less than 1year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	2,647	-

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

② Other receivables

As of December 31, 2024	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	140,147	-
More than 90 days ~ Less than 1year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	140,147	-

As of December 31, 2023	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	223,285	-
More than 90 days ~ Less than 1year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	223,285	-

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	Liquidity risk

Liquidity risk management includes the maintenance of sufficient cash and marketable securities, the availability of funds from appropriately committed credit lines, and the ability to settle market positions.

Financial liabilities of the Group by maturity according to the remaining period from December 31, 2024 to the contractual maturity date are as follows:

		December 31, 2024
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Non-derivative financial liabilities
Other payables (*)	₩	576	576	-	-	-	-	576
Accrued expense (*)		834,649	834,649	-	-	-	-	834,649
Lease liabilities		123,329	21,766	58,185	51,720	-	-	131,671
Total	₩	958,554	856,991	58,185	51,720	-	-	966,896

(*)	Trade and other payables and accrued expense exclude non-financial liabilities.

Financial liabilities of the Group by maturity according to the remaining period from December 31, 2023 to the contractual maturity date are as follows:

		December 31, 2023
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Non-derivative financial liabilities
Other payables (*)	₩	381,377	381,377	-	-	-	-	381,377
Accrued expense (*)		512,956	512,956	-	-	-	-	512,956
Lease liabilities		139,930	24,849	74,547	50,731	-	-	150,127
Investment withholdings		200,200	-	200,200	-	-	-	200,200
Total	₩	1,234,463	919,182	274,747	50,731	-	-	1,244,660

(*)	Trade and other payables and accrued expense exclude non-financial liabilities.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

23. Leases

A.	Leases as lessee

The Group leases building and vehicles. The leases typically run for a period of 1~5 years, with an option to renew or terminate the lease after that date. The Group also leases printer with contract terms of one year. These leases are short-term and/or leases of low-value items. The Group has elected not to recognize right-of-use assets and lease liabilities for these leases. Information about leases for which the Group is a lessee is presented below.

i.	Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property, plant and equipment.

Details of right-of-use assets and lease liabilities recognized in the consolidated statements of financial position as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Acquisition price)
Buildings	₩	550,924	470,856
Vehicles		127,097	127,097
Total	₩	678,021	597,953

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Accumulated depreciation)
Buildings	₩	(428,166)	(359,301)
Vehicles		(126,071)	(100,651)
Total	₩	(554,237)	(459,952)

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Carrying amount)	₩
Buildings		122,758	111,555
Vehicles		1,026	26,446
Total	₩	123,784	138,001

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Changes in right-of-use assets for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Building	Vehicles	Total
		(In thousands of Korean won)
Balance as of January 1, 2024	₩	111,555	26,446	138,001
Depreciation		(68,865)	(25,420)	(94,285)
Lease modification		80,068	-	80,068
Balance as of December 31, 2024	₩	122,758	1,026	123,784

		2023
		Building	Vehicles	Total
		(In thousands of Korean won)
Balance as of January 1, 2023	₩	93,860	51,865	145,725
Depreciation		(59,580)	(25,419)	(84,999)
Lease modification		77,275	-	77,275
Balance as of December 31, 2023	₩	111,555	26,446	138,001

ii.	Amounts recognized in profit or loss

Amounts recognized in profit or loss for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Interest expense relating to lease liabilities (included in finance cost)	₩	10,617	11,504
Expense relating to short-term leases		4,176	30,284
Expense relating to leases of low-value assets excluding short-term leases		2,104	1,345

iii.	Amounts recognized in statement of cash flows

Amounts recognized in statement of cash flows for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Total cash outflows of leases	₩	107,356	127,665

iv.	Extension options

Some property leases contain extension options exercisable by the Group. Where practicable, the Group seeks to include extension options in new leases to provide operational flexibility. The extension options held are exercisable only by the Group and not by the lessors. The Group assesses at the lease commencement date whether it is reasonably certain to exercise the extension options. The Group reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control.

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

24. Statement of Cash flows

Adjustments for income and expenses from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Depreciation	₩	94,285	84,999
Impairment of prepayments		21,000	-
Gains on disposal of short-term financial instruments		(12,657)	(137,811)
Gains on valuation of short-term financial instruments		-	(37,639)
Losses on valuation of short-term financial instruments		137,132	-
Debt forgiveness gain		-	(15,901)
Interest expenses		10,617	11,504
Interest income		(43,315)	(69,940)
Tax expenses (benefit)		3,732	(1,523)
Total	₩	210,794	(166,311)

Changes in assets and liabilities from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Other current non-financial liabilities	₩	(32,595)	32,634
Accounts receivable — trade, net		2,014	(843)
Other current assets		5,004,481	(5,069,181)
Other non-current non-financial assets		(97,500)	(58,000)
Accounts receivable — other, net		2	8,119
Trade and other payables		(148,491)	925,353
Contract assets		(581,013)	7,868
Contract liabilities		(6,182,960)	6,182,960
Total	₩	(2,036,062)	2,028,910

Significant non-cash transactions for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Reclassification of long-term loans	₩	-	927,120
Increase in lease liabilities due to lease agreements		73,858	67,166

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The movements of liabilities to cash flows arising from financing activities for the years ended December 31, 2024 and 2023 are as follows:

		Current Lease liabilities	Non-current lease liabilities	Current investment withholdings	Non-current investment withholdings	Total
		(In thousands of Korean won)
Balance at 1 January 2023	₩	79,232	78,064	150,800	650,000	958,096
Changes from financing cash flows
Payment of lease liabilities		(84,532)	-	-	-	(84,532)
Repayment of investment withholdings		-	-	(600,600)	-	(600,600)
Reclassification		96,959	(96,959)	650,000	(650,000)	-
Total	₩	12,427	(96,959)	49,400	(650,000)	(685,132)
Other changes
Lease modification		3,850	63,316	-	-	67,166
Interest expense		11,504	-	-	-	11,504
Interest paid		(11,504)	-	-	-	(11,504)
Total	₩	3,850	63,316	-	-	67,166
Balance at 31 December 2023	₩	95,509	44,421	200,200	-	340,130
Balance at 1 January 2024		95,509	44,421	200,200	-	340,130
Changes from financing cash flows
Payment of lease liabilities		(90,459)	-	-	-	(90,459)
Repayment of investment withholdings		-	-	(200,200)	-	(200,200)
Reclassification		73,660	(73,660)	-	-	-
Total	₩	(16,799)	(73,660)	(200,200)	-	(290,659)
Other changes
Lease modification		(783)	74,641	-	-	73,858
Interest expense		10,616	-	-	-	10,616
Interest paid		(10,616)	-	-	-	(10,616)
Total		(783)	74,641	-	-	73,858
Balance at 31 December 2024	₩	77,927	45,402	-	-	123,329

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

25. Related parties

A.	List of related parties

List of related parties as of December 31, 2024 and 2023 are as follows:

Relationship	Name
Key management personnel	Yoon, In Bum
Key management personnel	Kim, Soo Jin

B.	Account balances with related parties

The balances of receivables and payables to related parties as of December 31, 2024 and 2023 are as follows:

			December 31, 2024	December 31, 2023
Related party	Name		Receivables	Receivables
			(In thousands of Korean won)
Key management personnel	Yoon, In Bum	₩	-	497,582
Key management personnel	Kim, Soo Jin		-	497,582
Total		₩	-	995,164

C.	Financial transactions with related parties

Details of significant financial transactions with related parties for the years ended December 31, 2024 and 2023 are as follows:

			2024		2023
Related party	Name		Increase in accrued income	Collection (*)	Payment for Loans	Increase in accrued income	Collection (*)
			(In thousands of Korean won)
Key management personnel	Yoon, In Bum	₩	1,077	498,659	12,690	21,332	21,324
Key management personnel	Kim, Soo Jin		1,077	498,659	12,690	21,332	21,324
Total		₩	2,154	997,318	25,380	42,664	42,648

(*)	Collection includes the accrued interest (2024: Korean Won 44,818 thousand, 2023: Korean Won 42,648 thousand).

Additionally, the Parent Company acquired 500 shares of treasury shares for Korean won 2,000 million from the Group’s key management personnel during the years ended December 31, 2024 (See Notes 1 and 18).

D.	Transactions with key management personnel

The compensation for the key management personnel for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Wages and salaries	₩	336,000	363,000
Post-employment benefits		67,200	72,600

Compensation of the Group’s key management personnel includes salaries, non-cash benefits and contributions to a defined contribution plan (See Note 10).

BIDANGIL PICTURES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

26. Commitments

On September 14, 2023, an amendment was made to the equity interest exchange agreement, originally entered into on April 10, 2023, between the CEOs, who is the dominant shareholder of the Parent Company, and K Enter Holdings, Inc. for the purpose of listing on the NASDAQ through a merger with a SPAC company. The equity interest exchange agreement is effective on the date designated by K Enter Holdings, Inc. Upon the approval, the CEOs of the Group will exchange 5,100 shares with the equity interest of K Enter Holdings, Inc. Following the equity interest exchange transaction, the Group is expected to be a subsidiary of K Enter Holdings, Inc.

27. Subsequent events

On January 3, 2025, K Enter Holdings Inc. completed the acquisition of a controlling interest in six Korean entities, including Bidangil Pictures Co., Ltd. through a share exchange. Upon the approval, the CEOs of the Group exchanged 5,100 shares with the equity interest of K Enter Holdings, Inc. Following the equity interest exchange transaction, the Group become a subsidiary of K Enter Holdings, Inc.